NEWS RELEASE

APOGEE

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Wednesday, April 2, 2003

APOGEE FISCAL 2003 Q4, FULL-YEAR EARNINGS, INCLUDING ONE-TIME ITEMS,

INCREASE OVER PRIOR YEAR; FY04 GUIDANCE MAINTAINED

MINNEAPOLIS, MN (April 2, 2003) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, automotive and large-scale optical industries, today announced that fiscal 2003 earnings per share from continuing operations increased 2 percent and net earnings were up 16 percent per share compared to fiscal 2002.

For the 12-month period ended March 1, 2003, Apogee’s earnings from continuing operations were $0.93 per share or $26.4 million, compared with $0.91 per share or $26.1 million a year ago. All earnings per share figures refer to diluted earnings per share. Fiscal 2003 net earnings were $1.06 per share or $29.9 million, including fourth-quarter income of $0.13 per share or $3.6 million from discontinued operations. There were no discontinued operations earnings in fiscal 2002. Revenues for fiscal 2003 were $771.8 million, down 4 percent from $802.3 million last year.

During fiscal 2003, Apogee used its strong cash flow to continue to reduce long-term debt and to repurchase 1.5 million shares. Long-term debt declined 32 percent to $47.3 million, compared to $69.1 million at the end of fiscal 2002, and the company funded $18.0 million of share repurchases.

“I am pleased with what we were able to achieve despite the slowed economy and pricing pressures that impacted all of our segments,” said Russell Huffer, chairman, president and chief executive officer. “We were able to somewhat offset these challenges because our architectural segment continued to outperform the commercial construction market, and we achieved significant improvements in large-scale optical segment performance. We also benefited from continued improvements in operations and our cost cutting initiatives, including our Six Sigma program, which contributed ongoing expense savings of $12.7 million in fiscal 2003.”

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Fourth quarter results

Apogee’s fourth quarter earnings from continuing operations were $0.18 per share, or $5.0 million, versus $0.15 per share, or $4.4 million, in the prior-year period. Fourth quarter earnings from continuing operations exceeded expectations due to earlier than anticipated one-time items totaling approximately $0.05 cents per share, with $0.03 resulting from a lower tax rate due to a significant deduction from a donation of certain intellectual property (lowering the tax rate for the quarter to 12 percent) and $0.02 from asset sales. Fourth quarter revenues of $187.7 million were flat compared to the same period last year.

Net earnings in the fiscal 2003 fourth quarter were $0.31 per share or $8.6 million, including income of $0.13 per share or $3.6 million from discontinued operations, versus net earnings of $0.15 per share, or $4.4 million, in the prior-year period, which had no discontinued operations income. This non-cash gain resulted from favorable resolution of certain exposures as well as from reductions in estimated future liabilities for the discontinued European curtainwall operations.

“Although the architectural segment slowed as anticipated, revenues were slightly better than expected due to project timing. Earnings also were stronger than expected due in part to cost reductions implemented in the quarter,” said Huffer. “Our other two segments performed as expected, with the large-scale optical segment again turning in a strong performance, and continuing pricing pressures in the auto glass segment leading to an operating loss.”

Architectural products and services

Fourth quarter revenues for Apogee’s largest segment, architectural products and services, declined 4 percent to $113.2 million, compared to $118.5 million in the prior-year quarter due to the slowed economy and delays in construction project timing. Operating income, however, declined 31 percent to $6.5 million from $9.3 million a year ago as project delays led to lower production levels at most businesses, along with a higher percent of lower-margin institutional projects. The operating margin declined to 5.7 percent from 7.9 percent in the prior-year period, reflecting the changing market.

The architectural segment backlog decreased slightly to $147.3 million, compared to $151.3 million at the end of the third quarter; the backlog was $192.7 million at the end of fiscal 2002. This is consistent with the continuing economic uncertainty and related slowdown in commercial construction, which are causing delays in project commitments and scheduling for the segment. Improved lead times in the company’s architectural businesses also contributed to the backlog drop from a year ago.

Automotive replacement glass and services

Automotive segment revenues for the fourth quarter were $52.9 million, down slightly from $53.5 million in the prior-year period. The segment reported an operating loss of $0.5 million, compared to operating income of $3.1 million in the same period last year due to challenging industry conditions for manufacturing and retail that include overcapacity and pricing pressures. Although Apogee’s retail unit volume increased 17 percent from the prior-year period, pricing and customer mix led to a 12 percent decrease in average unit selling price, which significantly impacted margins.

Large-scale optical technologies

In the fourth quarter, revenues increased 33 percent to $21.7 million, from $16.3 million in the prior-year period, due to continued improvements in key consumer electronics and retail framing markets. The segment reported operating income of $2.4 million, versus an operating loss of $1.4 million in the

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same period last year. Segment earnings continued to benefit from operational improvements, successful new product introductions and continued conversion of value-added picture framing glass that began earlier in the fiscal year.

Equity in affiliates

The loss from investments in PPG Auto Glass, LLC, owned 34 percent by Apogee, was $1.5 million in the fourth quarter, versus a loss of $2.8 million in the prior-year period, reflecting improved operating performance at the windshield distribution joint venture despite challenging market conditions.

Financial condition

Apogee’s cash flow during the quarter remained strong, as earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $14.5 million compared to $17.1 million in the same period last year. Long-term debt was reduced to $47.3 million at the end of the fourth quarter, from $48.5 million at the end of the third quarter and $69.1 million at the end of fiscal 2002. The company’s debt-to-total-capital ratio declined to 21 percent, a significant improvement from 29 percent at the end of the prior year. Apogee repurchased approximately 356,000 shares during the quarter at an average price of $9.35, completing its 1.5 million share buyback program.

In the fourth quarter, depreciation and amortization totaled $6.4 million, compared with $6.8 million in the year-ago quarter. The elimination of amortization under the new method of accounting for goodwill contributed $0.01 per share to earnings in the fourth quarter and $0.05 per share for the full year. Total non-cash working capital increased to $40.8 million at the end of the quarter, versus $32.5 million at the end of fiscal 2002. Capital expenditures were $4.0 million in the quarter, compared to $3.3 million in last year’s fourth quarter. Capital expenditures were $12.8 million in fiscal 2003, compared with $10.5 million in the prior 12-month period.

Outlook

“Despite facing significant challenges in fiscal 2004, we expect to grow revenues slightly this year. The key challenges are the economic uncertainty that has now delayed the rebound in the commercial construction market from late calendar 2003 to early 2004 and the ongoing competitive environment for our auto replacement glass segment,” Huffer said. “Based on the current expected timing of the commercial construction turnaround, we continue to anticipate performance in fiscal 2004 at the lower end of the guidance range of $0.85 to $0.93 per share provided earlier. For us to achieve the higher end of this range, we will need to see improved economic conditions and a more significant improvement in commercial construction than anticipated.

“Although our market conditions are challenging, Apogee’s manufacturing operations are running better than they ever have and our cash flow remains strong,” Huffer continued. “When the economy improves, our architectural segment remains well positioned to perform strongly in the construction market. We entered this downturn with solid operations that are being constantly improved, and a continued commitment to product quality, service excellence and cost reduction. To somewhat offset the impact of the slowdown, architectural segment costs were reduced by an estimated $4 million annually late in the quarter and early in the fiscal 2004 first quarter, and auto glass segment operating costs were reduced by an estimated $4.5 million annually during the fourth quarter.

“We also have a clearer focus on our market opportunities. We continue to see growth in our large-scale optical businesses through new products and deeper market penetration; are winning institutional

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architectural projects and seeing success in penetrating protective glazing markets; and are beginning to grow retail auto glass share,” said Huffer. “And, since we are at approximately 60 percent of architectural capacity, we can easily boost shipments without significant capital expenditures. The improvements we’ve made and our positioning should provide sustainable momentum for growth in both revenues and earnings when conditions in the commercial construction industry improve.

“Our significant financial strength is very beneficial in these challenging times,” said Huffer. “Our EBITDA is expected to range from $65 to $68 million in fiscal 2004. We are evaluating uses for our strong cash flow beyond paying our dividend and reducing debt.

“Looking to the first quarter specifically, we are facing immense business and political uncertainties that are providing a very difficult backdrop against which to forecast,” said Huffer. “Due to soft conditions in our key markets and the level of our current backlog, we are maintaining a wide guidance range for the first quarter, of $0.04 to $0.10 per share.

“In our architectural segment, we are facing an extremely challenging quarter because some committed architectural projects have been shifted to later schedules, new projects have not closed, and margins are compressing due to price erosion and the mix shift to institutional and smaller projects. We are encouraged that bidding activity has been increasing and will benefit from cost reductions already made – we will consider further reductions based upon the market outlook,” he said. “We feel we have the factors that we can influence under control, and despite the economic uncertainty are working to further strengthen our commercial construction industry position through our continued emphasis on quality and service, and our focus on hurricane, protective and energy-efficient glazing products and services.

“Our auto glass segment will remain under pressure in the first quarter and beyond due to pricing pressures resulting from industry overcapacity. We remain focused on growing units and reducing costs in retail,” he said. “The performance in large-scale optical is expected to continue to be strong, building on our progress and success in fiscal 2003.”

The following statements are based on current expectations for fiscal 2004. These statements are forward-looking, and actual results may differ materially.

•	Overall revenue growth in the low single digits, with a tough first quarter followed by second half growth.
—	Architectural segment revenues are expected to be flat to slightly above fiscal 2003, with growth coming in the second half based on project backlog timing and improving market conditions in Q4. Market forecasters are now looking at a turnaround in early calendar 2004 versus late in 2003.
—	Auto glass segment revenues are expected to be slightly above fiscal 2003, as growth in retail is offset by competitive pricing in manufacturing.
—	Large-scale optical revenues are anticipated to grow 8 to 10 percent through expanded distribution of value-added picture framing glass products and further penetration of the projection television and other consumer electronic industries with new products featuring anti-reflective coatings on glass and acrylic.
•	Gross margin percentages are expected to decline slightly as productivity improvements and cost controls, including estimated new Six Sigma savings of $6 million, somewhat offset increases in

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material costs, insurance and wages. The architectural and auto glass segments are expected to face continued competitive pricing pressures due to soft market conditions.

—	Our expected operating margins by segment are: architectural, 6 to 6.5 percent; auto glass, 4 to 5 percent; and large-scale optical, 6 to 7 percent.
•	SG&A as a percent of sales is projected to be flat.
•	Equity in affiliates will likely show a loss slightly higher than the fiscal 2003 level due to competitive market pricing conditions in the auto glass industry.
•	Capital expenditures are targeted at $20 million, but will be tightly managed as Apogee leverages excess capacity.
•	Depreciation and amortization is estimated at $24 million.
•	Debt is expected to be reduced below $40 million, although it may increase slightly in Q1 due to working capital needs.
•	The effective tax rate is anticipated to be 31 percent.
•	Earnings per share are expected to be at the low end of the range of $0.85 to $0.93, with a year-over-year decline in the first quarter, followed by improvement in the balance of the year.

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations or beliefs. There can be no assurances that Apogee’s architectural segment, which serves high-end markets with value-added products, will not be further impacted by the continued slowed economy. In addition, there can be no assurances that Harmon AutoGlass will reverse its loss of market share or overcome pricing pressures in the challenging auto replacement glass market. There can be no assurances that PPG Auto Glass, Apogee’s automotive replacement glass distribution joint venture with PPG Industries, will achieve favorable long-term operating results. There also can be no assurances that the large-scale optical segment businesses will continue to increase revenues year over year. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements depending upon the outcome of certain factors, including the risks and uncertainties identified in Exhibit 99 to the company’s Report on Form 10-K for the fiscal year ended March 2, 2002.

Teleconference and simultaneous webcast

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Standard Time tomorrow, April 3. To participate in the teleconference, call 1-877-679-9045 toll free or 952-556-2802 local, and reference “Apogee Enterprises.” The replay will be available from 1 p.m. Central Standard Time on Thursday, April 3, through midnight Central Daylight Time on Thursday, April 10, by calling 1-800-615-3210 toll free, access code 98830. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., the largest U.S. full-service building glass

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installation, maintenance and renovation company; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Automotive replacement glass and services companies fabricate, repair and replace automobile windshields and windows. Businesses in this segment are: Harmon AutoGlass, a U.S. chain of retail auto glass replacement and repair shops; and Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.
•	Large-scale optical technologies companies develop and produce high technology glass that enhances the visual performance of products for the display, imaging and picture framing industries. Businesses in this segment are: Tru Vue, a North American value-added glass and matboard manufacturer for the custom framing and pre-framed art markets; and Viratec, a producer of optical thin film coatings for the global display and imaging markets.

(Tables follow)

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Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended March 1, 2003	Thirteen Weeks Ended March 2, 2002	% Change	Fifty-two Weeks Ended March 1, 2003	Fifty-two Weeks Ended March 2, 2002	% Change
Net sales	$187,682	$188,183	0%	$771,839	$802,315	-4%
Cost of goods sold	144,841	142,970	1%	585,989	614,587	-5%

Gross profit	42,841	45,213	-5%	185,850	187,728	-1%
Selling, general and administrative expenses	34,836	34,913	0%	144,176	143,601	0%

Operating income	8,005	10,300	-22%	41,674	44,127	-6%
Interest expense, net	806	1,178	-32%	3,539	5,272	-33%
Other income (expense), net	(34)	(25)	-36%	958	57	1581%
Equity in (loss)/income of affiliated companies	(1,517)	(2,786)	46%	(2,477)	(1,026)	-141%

Earnings from continuing operations before income taxes and other items below	5,648	6,311	-11%	36,616	37,886	-3%
Income taxes	652	1,956	-67%	10,252	11,744	-13%

Earnings from continuing operations	4,996	4,355	15%	26,364	26,142	1%
Earnings from discontinued operations	3,575	—	N/M	3,575	—	N/M

Net earnings	$8,571	$4,355	97%	$29,939	$26,142	15%

Earnings per share—basic:
Earnings from continuing operations	$0.19	$0.16	13%	$0.96	$0.94	2%
Earnings from discontinued operations	$0.13	$—	N/M	$0.13	$—	N/M
Net earnings	$0.32	$0.16	100%	$1.09	$0.94	16%

Average common shares outstanding	27,028,124	28,032,353	-4%	27,520,951	27,910,016	-1%

Earnings per share—diluted:
Earnings from continuing operations	$0.18	$0.15	20%	$0.93	$0.91	2%
Earnings from discontinued operations	$0.13	$—	N/M	$0.13	$—	N/M
Net earnings	$0.31	$0.15	107%	$1.06	$0.91	16%

Average common and common equivalent shares outstanding	27,659,674	29,101,514	-5%	28,347,137	28,817,308	-2%

Cash dividends per common share	$0.0575	$0.0550	5%	$0.2250	$0.2150	5%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended March 1, 2003	Thirteen Weeks Ended March 2, 2002	% Change	Fifty-two Weeks Ended March 1, 2003	Fifty-two Weeks Ended March 2, 2002	% Change
Sales
Architectural	$113,179	$118,461	-4%	$458,811	$479,364	-4%
Auto Glass	52,875	53,463	-1%	233,380	255,133	-9%
Large-Scale Optical	21,651	16,264	33%	79,705	67,829	18%
Eliminations	(23)	(5)	-360%	(57)	(11)	-418%

Total	$187,682	$188,183	0%	$771,839	$802,315	-4%

Operating income (loss)
Architectural	$6,453	$9,320	-31%	$32,134	$34,396	-7%
Auto Glass	(521)	3,091	N/M	7,906	16,088	-51%
Large-Scale Optical	2,370	(1,389)	N/M	3,694	(4,350)	N/M
Corporate and other	(297)	(722)	59%	(2,060)	(2,007)	-3%

Total	$8,005	$10,300	-22%	$41,674	$44,127	-6%

Consolidated Condensed Balance Sheets

(Unaudited)

	March 1, 2003	March 2, 2002
Assets
Current assets	$171,246	$175,084
Net property, plant and equipment	114,527	128,515
Other assets	96,904	105,517

Total assets	$382,677	$409,116

Liabilities and shareholders’ equity
Current liabilities	$120,240	$127,239
Long-term debt	47,258	69,098
Other liabilities	36,945	41,845
Shareholders’ equity	178,234	170,934

Total liabilities and shareholders’ equity	$382,677	$409,116